EXHIBIT 10.186
LIBERTY MUTUAL INSURANCE COMPANY
LIBERTY MUTUAL FIRE INSURANCE COMPANY
LIBERTY MUTUAL (BERMUDA) LTD.
LIBERTY INSURANCE CORPORATION
LIBERTY NORTHWEST INSURANCE CORPORATION
WORKERS’ COMPENSATION AND GENERAL LIABILITY
SIXTH EXCESS OF LOSS REINSURANCE CONTRACT
PREAMBLE
The Reinsurers hereby reinsure the Company to the extent and on the terms and conditions and subject to the exceptions, exclusions and limitations hereinafter set forth.
ARTICLE 1 — EXHIBITS COVERED
The Company shall reinsure with the Reinsurers and the Reinsurers shall accept reinsurance from the Company as set forth in Exhibits “A” and “B”, which are attached hereto and made part of this Contract, such Exhibits being entitled for purposes of identification as follows:
     Exhibit “A” Excess of Loss Reinsurance of General Liability
     Exhibit “B” Excess of Loss Reinsurance of Workers’ Compensation
ARTICLE 2 — RETENTION BY COMPANY
This Contract applies only to such portion of any obligation of the Company as the Company retains net for its own account, and in calculating the amount of any loss hereunder and in computing the amount or amounts in excess of which this Contract attaches only loss or losses in respect to that portion of any obligation which the Company retains net for its own account shall be included.
It is agreed that the amount or amounts of the Reinsurers’ liability hereunder in respect of any losses shall not be increased by reason of the inability of the Company to collect from any other Reinsurers whether specific or general, any amount or amounts which may have become due from them whether such inability arises from the insolvency of such other Reinsurers or otherwise.
ARTICLE 3 — REINSURANCE PREMIUM
(a)	The Reinsurers’ premium for the reinsurance provided under this Contract shall be computed by the application of a rate of .003% to the Company’s net premium written on the business covered under Exhibits “A” and “B” subject to an annual minimum and deposit premium of $52,800 for the combined Sixth Excess of Loss Layer provided under Exhibits “A” and “B”.
(b)	The minimum and deposit premium as provided for in (a) above shall be payable to Reinsurers in four equal quarterly installments at the beginning of each calendar quarter. The Company shall undertake to furnish Reinsurers at the conclusion of each year a report of the net premiums written during such year. If the annual developed reinsurance premium for the Sixth Excess of Loss Reinsurance under Exhibits“A” and “B” computed in accordance with the provisions of (a) above is greater than the minimum and deposit premium, the additional premium shall be promptly paid to the Reinsurers.

(c)	The term “net premium written” shall mean gross premiums written by the Company on the business covered hereunder less return premiums for cancellations and reductions and less premiums on reinsurance which inures to the benefit of the Reinsurers. No deduction shall be made for dividends declared, paid or credited to policyholders of the Company.
ARTICLE 4 — SUBROGATION
The Company hereby agrees to enforce such subrogation rights as it may obtain by virtue of payments made under its policies, but in case the Company shall refuse or neglect to do so, the Reinsurers are hereby authorized and empowered to bring any appropriate action in the name of the Company or its policyholders or otherwise to enforce such rights.
The expense of any subrogation proceedings brought by the Company or the Reinsurers to enforce such rights shall be apportioned between the Company and the Reinsurers in the ratio of their respective interests in the total subrogation recovery but in the event there is a failure to make a subrogation recovery the expense of the proceedings shall be apportioned between the Company and the Reinsurers in the ratio of their respective interests in the total loss.
All subrogation recoveries made by either party subsequent to payments made by the Reinsurers under this Contract shall be applied as if made prior to said payments and all necessary adjustments shall be made between the Company and the Reinsurers as soon as practicable after said subrogation recovery is made.
The Company shall have the right, before the happening of the accident or occurrence to waive its right of subrogation.

ARTICLE 5 — TAX
In consideration of the terms under which this Contract is issued, the Company undertakes not to claim any deduction in respect of the premium hereon when making tax returns, other than Income or Profits tax returns to any State or to the District of Columbia.
ARTICLE 6 — PAYMENTS UNDER THIS CONTRACT
All amounts due to either party hereunder shall be payable in United States currency.
ARTICLE 7 — ACCESS TO RECORDS
The Reinsurers or their duly appointed representatives shall at reasonable times, have free access to all books and records of the Company and of its agents or attorneys for the purpose of obtaining any further information concerning this reinsurance or the subject matter hereof.
ARTICLE 8 — INSOLVENCY
The reinsurance provided by this Contract shall be payable by the Reinsurers directly to the Company or to its liquidator, receiver or statutory successor on the basis of the liability of the Company under the contracts reinsured without diminution because of the insolvency of the Company. In the event of the insolvency of the Company, the liquidator or receiver or statutory successor of the Company shall give written notice of the pendency of each claim against the Company on a policy or bond reinsured within a reasonable time after such claim is filed in the insolvency proceeding; and during the pendency of such claim, the Reinsurers may investigate such claim and interpose, at their own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the Company, its liquidator or receiver or statutory successor. The expense thus incurred by the Reinsurers shall be chargeable, subject to court approval, against the Company as a part of the expense of liquidation to the extent of such proportionate share of the benefit as shall accrue to the Company solely as a result of the defense undertaken by the Reinsurers.
The reinsurance shall be payable as hereinbefore in the above paragraph provided except as otherwise provided by Section 315 (relating to Fidelity and Surety Risks) of the Insurance Law of New York or except (a) where the Contract specifically provides another payee of such reinsurance in the event of the insolvency of the

Company and (b) where the Reinsurers with the consent of the direct insured or insureds have assumed such policy obligations of the Reinsurers to the payees under such policies and in substitution for the obligations of the Company to such payees.
ARTICLE 9 — ARBITRATION
As a condition precedent to any right of action hereunder, any dispute arising out of this Contract shall be submitted to the decision of a board of arbitration of two arbitrators and an umpire, meeting in Boston, Massachusetts unless otherwise agreed.
The members of the board of arbitration shall be active or retired disinterested officials of insurance or reinsurance companies, or Lloyds Underwriters. Each party shall appoint its arbitrator and the two arbitrators shall choose an umpire before instituting the hearing. In the event that either party should fail to choose an arbitrator within thirty (30) days following a written request by the other party to enter upon arbitration, the requesting party may choose two arbitrators who shall in turn choose an umpire before entering upon arbitration. In the event the two arbitrators fail to agree on an umpire either party shall have the right to submit the matter to the American Arbitration Association in effect at that time.
Each party shall present its case to the arbitrators within sixty (60) days following the date of their appointment. The board shall make its decision with regard to the custom and usage of the insurance and reinsurance business. The board shall issue its decision in writing based upon a hearing in which evidence may be introduced without following strict rules of evidence but in which cross examination and rebuttal shall be allowed. The board shall make its decision within 60 days following the termination of the hearings unless the parties consent to an extension. The majority decision of the board shall be final and binding upon all parties to the proceeding. Judgement may be entered upon the award of the board in any court having jurisdiction thereof.
If more than one Reinsurer is involved in the same dispute, all such Reinsurers shall constitute and act as one party for purposes of this clause and communications shall be made by the Reassured to each of the Reinsurers constituting the one party, provided, however, that nothing therein shall impair the rights of such Reinsurers to assert several, rather than joint, defenses or claims, nor be construed as changing the liability of the Reinsurers under the terms of this Contract from several to joint.
Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the expense of the umpire. The remaining costs of the arbitration proceedings shall be allocated by the board.
ARTICLE 10 — OFFSET
Each party hereto shall have the right to offset any balance or balances, whether on account of premiums or on account of losses, due from one party to any other party under this Contract against any balance or balances currently due and payable to the one party from the other party under this Contract.
ARTICLE 11 — ADVANCES
If the Reinsurer is unauthorized in any State of the United States of America or the District of Columbia where authorization is required by insurance regulatory authorities, the Reinsurers will fund (provided particulars are received forty-five days prior to the date funding is required by the Company) outstanding losses by either cash advances, escrow accounts for the benefit of the Company, Letters of Credit, or a combination thereof, if a penalty would accrue to the Company on its statement without such funding. The Reinsurers shall have the sole option of determining the method of funding referred to above provided it is acceptable to the insurance regulatory authorities involved.
LOSS RESERVES: (U.S. Dollar Reinsurance Letter of Credit) (Applies only to those Reinsurers who are domiciled outside the United States of America who cannot qualify for credit by the State having jurisdiction over the Company’s loss reserves).
As regards policies or bonds issued by the Company coming within the scope of this Contract, the Company agrees that when it shall file with the Insurance Department or set up on its books reserves for losses covered hereunder which it shall be required to set up by law it will forward to the Reinsurers a statement showing the proportion of such loss reserves which is applicable to them. The Reinsurers hereby agree that they will apply for and secure delivery to the Company a clean irrevocable Letter of Credit issued by Citibank N.A. in an amount equal to Reinsurers’ proportion of said loss reserves.

The Company undertakes to use and apply any amounts which it may draw upon such Credit pursuant to the terms of the Contract under which the Letter of Credit is held, and for the following purposes only:
A.	To pay the Reinsurers’ share or to reimburse the Company for the Reinsurers’ share of any liability for loss reinsured by this Contract.

B.	To make refund of any sum which is in excess of the actual amount required to pay Reinsurers’ share of any liability reinsured by this Contract.
Citibank N.A. shall have no responsibility whatsoever in connection with the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to see that withdrawals are made only upon the order of properly authorized representatives of the Company.
ARTICLE 12 — SERVICE OF SUIT
This Article applies to other than authorized Reinsurers and to Reinsurers domiciled outside the United States of America.
In the event of the failure of the Reinsurers to pay any amount claimed to be due hereunder, the Reinsurers, at the request of the Company, will submit to the jurisdiction of any court of competent jurisdiction within the United States and will comply with all requirements necessary to give such court jurisdiction and all matters arising hereunder shall be determined in accordance with the law and practice of such court.
Service of process in such suit may be made upon Messrs. Mendes and Mount, Three Park Avenue, New York, New York 10016, or any other designated attorney, and that in any suit instituted, the Reinsurers will abide by the final decision of such court or of any appellate court in the event of an appeal.
The above named are authorized and directed to accept service of process on behalf of the Reinsurers in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they will enter a general appearance upon the Reinsurers’ behalf in the event such a suit shall be instituted.
Further, pursuant to any statute of any state, territory or district of the United States which makes provisions therefore, the Reinsurers hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Contract of reinsurance, and hereby designate the above named as the person to whom the said officer is authorized to mail such process or a true copy thereof.
ARTICLE 13 — ERRORS AND OMISSIONS
Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, provided such delay, omission or error is rectified upon discovery.
ARTICLE 14 — COMMENCEMENT AND TERMINATION
This Contract applies only to accidents or occurrences happening during its effective period. This Contract is effective at Midnight, December 31, 1983 Standard Time in Boston, Massachusetts and shall remain in force continuously unless terminated at midnight on any subsequent December 31 by either party giving the other at least three months prior notice of cancellation. Otherwise, this Contract may be cancelled only by mutual consent, or if required by law or administrative order.
ARTICLE 15 — REINSURANCE INTERMEDIARY DESIGNATION
Holborn Agency Corporation, 90 John Street, New York, New York 10038 is hereby recognized as the Intermediary negotiating this Contract for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurers through Holborn Agency Corporation. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurers to the Intermediary shall be deemed to constitute payment to the Company only to the extent that such payments are actually received by the Company.
ARTICLE 16 — INTERPRETATION
The validity and interpretation of this Contract and of each Article and part thereof shall be governed by the Law of the Commonwealth of Massachusetts.
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EXHIBIT A
EXCESS OF LOSS REINSURANCE OF GENERAL LIABILITY
SECTION 1 — COVERAGE
The Reinsurers hereby reinsure the Company, subject to the provisions and conditions herein contained, in respect of liability which may accrue to the Company under any contracts of insurance or reinsurance (hereinafter referred to as obligations of the Company), but excluding liability in connection with the following class of business or contracts:
Workers’ Compensation and Employers’ Liability insurance, but this exclusion shall not apply to Workers’ Compensation or Employers’ Liability coverage given under public liability policies written by the Company (other than Umbrella Excess Liability policies).
Bankers’ and Brokers’ insurances or reinsurances issued by the Company meaning contracts issued to banks, trust companies, building and loan companies, safe deposit companies, investment companies, including investment trusts, finance companies, credit unions, stock or security brokers, or to similar financial institutions, insuring them against loss from the following hazards:
Infidelity of employees and/or partners
Unfaithful performance of duties by employees and/or partners
Loss of property in transit
Forgery or alteration of negotiable or other paper Burglary, robbery, theft, false pretenses or fraud
Mysterious desappearance or misplacement of property
Loss of property from safe deposit boxes or other depositories
Damage to or destruction of money or securities
Counterfeiting of currencies or securities
Motor Vehicle Physical Damage Insurance, but this exclusion shall not apply to Motor Vehicle Property Damage Liability Insurance.
Credit Insurance and/or Financial Guarantee.
Fire Insurance, including the coverages ordinarily written under Extended Coverage Endorsements.
Business ceded to and assumed from the Pollution Liability Insurance Association.

Group Health, Disability, Hospital or Surgical Insurance, but this exclusion shall not apply to any loss due to two or more persons insured under one or more Group policies suffering bodily injuries, including death resulting therefrom, as a result of one accident or series of accidents arising out of one event.
Livestock Mortality Insurance.
Surety business, but this exclusion shall not apply to faithful performance bonds or public official bonds; provided, however, that the Reinsurers shall not be liable for any loss resulting from the insolvency of any firm, company, corporation or bank with which a guaranteed official has deposited funds in the course of his duties.
Insurance covering the liability of owners or operators of aircraft carrying passengers for hire for injuries to such passengers.
Contracts of insurance written on any cost-plus plan which provides for payment of the full amount of all losses, however great, by the policyholder. This exclusion shall not apply to contracts of insurance, premiums for which are determined by a retrospective rating plan which provides for a specific maximum premium or a formula for determination of a maximum premium.
Contracts of liability insurance covering injuries to persons or property arising out of the rail operations of Class 1 railroads; but this exclusion shall not apply to railroad Protective Liability policies issued at the request of the Company’s policyholders doing work for or on the premises of such railroads.
Liability under any Insolvency Fund arising by contract, operation of law or otherwise, whether voluntary or involuntary. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed; which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors, or assigns, which has been declared by any competent authority to be insolvent, or which has been otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.
Excess of Loss Reinsurance Contracts.
This Contract is subject to the Nuclear Incident Exclusion Clause — Liability — Reinsurance and the Nuclear Incident Exclusion Clause -Physical Damage — Reinsurance attached hereto.

SECTION 2 — LIMIT OF LIABILITY
The Reinsurer shall be liable for ultimate net loss in excess of the sum of $45,000,000 of ultimate net loss each and every accident or occurrence in respect of business the subject matter of this Exhibit, subject to a limit of $10,000,000 on account of each and every accident or occurrence.
It is also agreed that subrogation expense incurred shall be paid in addition to the applicable limits of liability set forth in this Section 2, on the basis provided in Article 4 of the Contract.
For purposes of this Exhibit, it is agreed that the Company’s limit of liability under any and all policies of Personal Accident Insurance (individual and group) covering any one individual shall be considered as not exceeding $300,000. Subject to this Agreement and subject to the limits set forth in this Section 2, it is agreed that the Company is reinsured hereunder for the excess of the amounts set forth in this Section 2 of ultimate net loss any one accident, or series of accidents arising out of one event involving more than one person covered under such policies issued by the Company.
SECTION 3 — ULTIMATE NET LOSS
The term “Ultimate Net Loss” as used in this Exhibit shall mean the amount actually paid by the Company (including but not limited to loss adjustment expenses, attorneys’ fees and other costs of investigation or litigation) in settlement of or payment of claims or judgements arising from each and every loss for which the Company is or may be found liable under its contracts of insurance or reinsurance, less salvages and subrogation recoveries and amounts recovered or recoverable under pooling agreements or other reinsurances, whether collectible, or not; provided, however, that in the event of the insolvency of the Company, “Ultimate Net Loss” shall mean the amount of loss (including but not limited to loss adjustment expenses, attorneys’ fees and other costs of investigation or litigation) which the Company has incurred or for which it is liable, and payment by the Reinsurers shall be made to the liquidator, receiver or statutory successor of the Company in accordance with the provisions of Article 8 of this Contract. Salaries and expenses of employees of the Company shall not be included in ascertaining ultimate net loss.
This Contract shall protect the Company within the limit hereof, in connection with any loss for which the Company may be legally liable to pay in excess of the limit of its original policy, where loss in excess of the limit has been incurred because of its failure to settle within the policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation of prosecution of an appeal consequent upon such action.
It is agreed that the Company may carry underlying limits of indemnity recoveries under which shall inure to the sole benefit of the Company and shall be disregarded in computing the net excess loss in excess of which this Contract attaches.
SECTION 4 — DEFINITION OF “EACH AND EVERY ACCIDENT OR OCCURRENCE”
The term “each and every accident or occurrence” as used in this Exhibit is defined as follows according to the class or risk involved:
A.	Fidelity and Forgery

All losses resulting from any fraudulent or dishonest act or omission or series thereof on the part of any one person or of several persons acting in collusion (whether employees or not) and irrespective of the number of the Company’s obligations involved; provided, that in the case of any loss involving two or more persons acting in collusion, losses resulting from separate acts or omissions on the part of each such person shall be included as part of such loss.
1.	It is agreed that each and every loss occurring prior to midnight on the date of termination of this Contract and discovered not later than three years after such termination (excluding only any loss which occurred wholly prior to midnight on the effective date of this Contract) shall be recoverable under this Contract.

2.	It is further agreed that each and every loss resulting from a series of acts or omissions, some prior to and some subsequent to midnight on the effective date of this Contract, shall be disregarded.
As regards losses arising under policies and/or contracts covering on a “losses discovered” or “claims made during” basis (that is to say policies and/or contracts in which the date of discovery of the loss, or the date the claim is made against the insured or is first notified to the Company, determines under which policy and/or contract the loss is collectible), such losses are covered hereunder and the date of the discovery of such loss or the date such claim is made or first notified shall be deemed to be the date of loss occurring for the purposes of this Contract, provided that the date of the discovery of the loss or the date the claim is made or first notified falls within the period covered by this Contract.

For the purposes of the foregoing the date of first discovery of a “loss” or the date the claim is first made against an insured or first notified to the Company shall be the date applicable to the entire loss and/or claim and the Reinsurers shall be liable for their proportion of the entire loss and/or claim irrespective of the expiry date of this Contract and provided that such first discovery date or first date such claim is made or notified falls within the period of this Contract.

B.	Liability Insurance Written Subject to an Aggregate Limit

As respects each and every liability insurance policy issued by the Company which contains one or more aggregate limits of liability on a policy year basis, and as respects each such aggregate limit under each policy year, the aggregate amount of all losses occurring during one policy year. Where the Company issues more than one such policy to the same policyholder such policies shall together be treated as though they were one policy. Losses under such policies shall for the purposes of this reinsurance contract be deemed to have occurred in the calendar year in which the inception date of the policy falls, except that as respects such policies issued for a period in excess of twelve months, losses for the first twelve month period shall be deemed to have occurred in the calendar year in which the inception date of the policy falls and losses for each succeeding twelve month period or part thereof shall be deemed to have occurred in the calendar year in which the anniversary date of the policy starting such period falls.

C.	All Other Classes or Risks Covered hereunder (Including Completed Operations)

All injuries to persons and all losses of, injury to or destruction of property resulting from each accident or loss, or from each series of accidents or losses proximately arising out of or following on any one cause or event.

SECTION 5 — EXTRA CONTRACTUAL OBLIGATIONS
This Contract shall protect the Company within the limits hereof for 80% of Extra Contractual Obligations, where the ultimate net loss includes any Extra Contractual Obligations. “Extra Contractual Obligations” are defined as those liabilities not covered under any other provision of this Contract and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the. trial of any action against its Insured or Reinsured or in the preparation or prosecution of an appeal consequent upon such action.
The date on which any Extra Contractual Obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original accident, casualty, disaster or loss occurrence.
However, this Article shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
SECTION 6 — CLAIMS AGAINST REINSURERS
The Company shall be the sole judge as to what claims are covered under its policies, and all loss settlements made and all judgements paid by the Company, provided they are within the terms and conditions of this Exhibit, shall be unconditionally binding upon the Reinsurers and amounts falling to the share of the Reinsurers shall be immediately due and payable by them upon reasonable evidence of the amount paid being given by the Company. Nevertheless, it is understood and agreed that in the event of a loss hereunder, or of an event or happening likely to result in a loss hereunder, the Reinsurers shall have the right, if they so elect, to cooperate with the Company in the defense or settlement of original losses under its obligations.
All settlements of losses effected by the Company shall be binding upon the Reinsurers, and the Reinsurers shall be liable for their proportion thereof.
This Exhibit A is attached to and forms part of the Workers’ Compensation and General Liability Sixth Excess of Loss Reinsurance Contract issued to LIBERTY MUTUAL INSURANCE COMPANY, LIBERTY MUTUAL FIRE INSURANCE COMPANY, LIBERTY MUTUAL (BERMUDA) LTD., LIBERTY INSURANCE CORPORATION and LIBERTY NORTHWEST INSURANCE CORPORATION.
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EXHIBIT B
EXCESS OF LOSS REINSURANCE OF WORKERS’ COMPENSATION
SECTION 1 — COVERAGE
The Reinsurers hereby reinsure the Company in respect of the liability of the Company, under (1) policies (the premium for which is classified by the Company, for internal purposes, as “Workers’ Compensation” or “Employers’ Liability”) by which the Company insures the liability of employers under law or contract which imposes liability upon such employer for injury, sickness or disease, including death resulting therefrom, sustained by his employees, and (2) Employers Liability coverage provided under Umbrella Excess Liability policies.
SECTION 2 — LIMITS OF LIABILITY
The Reinsurers shall be liable for ultimate net loss in excess of the sum of $45,000,000 of ultimate net loss each and every accident or occurrence in respect of business the subject matter of this Exhibit, subject to a limit of $10,000,000 on account of each and every accident or occurrence.
It is also agreed that subrogation expense incurred shall be paid in addition to the applicable limits of liability set forth in this Section 2, on the basis provided in Article 4 of the Contract.
SECTION 3 — ULTIMATE NET LOSS
The term “ultimate net loss” as used in this Exhibit means the amount actually paid by the Company (including but not limited to medical losses, interests, costs and allocated claim expense) in respect of claims arising from any one accident or occurrence, for which the Company is or may be found liable, after making proper deductions for amounts paid or due under other reinsurance (whether collectible or not), subrogation recoveries, overpayments collected, and refunds to the Company from the New York Aggregate Trust Fund, second injury funds and other such funds; provided, however, that in the event of the insolvency of the Company, “ultimate net loss” as used in this Exhibit means the amount of loss (including but not limited to medical losses, interests, costs and allocated claim expense) in respect of claims arising from any one accident or occurrence which the Company has incurred or for which it is liable, and payment by the Reinsurers shall be made to the liquidator, receiver or statutory successor of the Company in accordance with the provisions of Article 8 of this Contract. Expenses for salaried employees of the Company incurred in litigation and the investigation or adjustment of claims or suits and subrogation expense referred to in Article 4 shall be disregarded in ascertaining ultimate net loss.

This Contract shall protect the Company within the limit hereof in connection with any loss for which the Company may be legally liable to pay in excess of the limit of its original policy, where loss in excess of the limit has been incurred because of its failure to settle within the policy limit or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its insured or in the preparation of prosecution of an appeal consequent upon such action.
It is agreed that the Company may carry underlying limits of indemnity recoveries under which shall inure to the sole benefit of the Company and shall be disregarded in computing the net excess loss in excess of which this Contract attaches.
SECTION 4 — EXCLUSIONS
This Exhibit does not apply:
A.	To excess of loss reinsurance contracts.

B.	To the following occupations, employments or risks (except when not disclosed to the Company, when incidental to a non- excluded risk (the company to be the sole judge of what is incidental) or when insured through voluntary or statutory pools or assigned risk plans):
1.	The navigation and operation of vessels on the high seas in foreign commerce;

2.	Underground coal mining;

3.	Fireworks manufacturing;

4.	Fuse manufacturing;

5.	Explosive risks, viz
(a)	Manufacture of any explosive substance intended for use as an explosive;

(b)	Manufacture of any product, other than Fireworks and Fuses, in which any such explosive substance is an ingredient;

(c)	The loading of any such explosive substance into containers for use as explosive objects, propellant charges or detonating devices, and the incidental storage thereof;

(d)	Handling transportation or storage of any such explosive substance intended solely for war purposes.
C.	To any accident or occurrence as to which the Company is

entitled to recover the full amount of the loss under an insurance policy written on a cost-plus plan, that is to say, a plan which provides for the payment of the full amount of all losses, however great, by the policyholder. This exclusion does not apply to bar recovery from the Reinsurers with respect to accidents or occurrences under retrospectively-rated policies.

D.	Liability under any Insolvency Fund arising by contract, operation of law or otherwise, whether voluntary or involuntary. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim debt, charge, fee or other obligation of an insurer, or its successors, or assigns, which has been declared by any competent authority to be insolvent, or which has been otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.
SECTION 5 — DEFINITIONS
As used in this Exhibit the following terms shall have the meanings stated herein:
A.	“Policies”. Policies, contracts, endorsements or binders, including but not limited to those by which the Company undertakes to offer and pay “voluntary compensation” benefits, those by which the Company undertakes to make payments to augment compensation benefits those by which the Company affords reinsurance or excess insurance to Workers’ Compensation or Employers’ Liability risks and those by which the Company undertakes to participate in voluntary or statutory pools or assigned-risk plans.

B.	“Explosive Substance”. Any substance manufactured for the express purpose of exploding as differentiated from commodities used industrially and which are only incidentally explosive — such as gasoline, celluloid, fuel gases and dyestuffs.

C.	“Accident or Occurrence.” Any one accident or occurrence or series of accidents or occurrences arising out of one event provided that, with respect to disease or death resulting therefrom, the terms accident or occurrence and series of accidents or occurrences shall mean the claim or series of claims occasioned by the disease or diseases having a common cause or origin. The Company shall be the sole judge of what constitutes disease or diseases having a common cause or origin. The Company shall assign the claim or series of claims to a policy year of coverage under any one policy or renewal thereof and will be bound by the following principles:
1.	If the liability is placed solely upon the employer or insurer as of the date the claimant’s disability commences or becomes manifest and that date is within a period of coverage under an applicable policy issued by the Company, the loss shall be deemed to have been sustained by the Company at such date.

2.	If assignment is not made on the basis stated in the preceding subparagraph the claim is to be assigned to the policy year of the date of claimant’s last injurious exposure during a period of coverage under an applicable policy issued by the Company.
Notwithstanding anything to the contrary above set forth, it is agreed that the date of the loss occurrence for the purpose of this reinsurance shall be deemed to be the inception, anniversary or renewal date of the Company’s original policy. Losses occurring under a policy in-force at December 31, 1983 shall be assigned to this Agreement to the extent such losses are not assignable to the 1983 Contract year.

Notwithstanding the foregoing, where a policyholder requests that it be issued two or more policies in circumstances where applicable manual rules permit the issuance of a single policy such policies shall be regarded as a single policy for purposes of assigning disease claims to a policy year coverage.

“Policy year” shall mean each separate original policy period of not exceeding twelve months commencing at the inception, anniversary or renewal date on or after the inception of this Agreement.
SECTION 6 — EXTRA CONTRACTUAL OBLIGATIONS
This Contract shall protect the Company within the limits hereof for 80% of Extra Contractual Obligations, where the ultimate net loss includes any Extra Contractual Obligations. “Extra Contractual Obligations” are defined as those liabilities not covered under any other provision of this Contract and which arise from the handling of any claim on business covered hereunder, such liabilities arising because of, but not limited to, the following: failure by the Company to settle within the policy limit, or by reason of alleged or actual negligence, fraud or bad faith in rejecting an offer of settlement or in the preparation of the defense or in the trial of any action against its Insured or Reinsured or in the preparation or prosecution of an appeal consequent upon such action.
REVISED — Sixth Casualty Excess

The date on which any Extra Contractual Obligation is incurred by the Company shall be deemed, in all circumstances, to be the date of the original accident, casualty, disaster or loss occurrence.
However, this Article shall not apply where the loss has been incurred due to the fraud of a member of the Board of Directors or a corporate officer of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense or settlement of any claim covered hereunder.
SECTION 7 — NOTICE TO REINSURERS
As soon as practicable after it appears probable that the Company’s ultimate net loss on account of any one accident or occurrence will exceed the amount above which the Reinsurers are liable under this Exhibit, the Company shall notify the Reinsurers and provide them full information relative thereto, and copies of all papers that may be desired by them, and the Reinsurers shall be given every opportunity to participate in the defense of any such suit, proceeding or claim at their own expense.
SECTION 8 — PAYMENT BY THE COMPANY
The Company shall be the sole judge as to what claims are covered under its policies, as to the liability of the Company therefor and as to the amounts which the Company should pay thereon, and the Reinsurers shall be bound by the judgement of the Company as to such matters.
All settlements of losses effected by the Company shall be binding upon the Reinsurers, and the Reinsurers shall be liable for their proportion thereof.
SECTION 9 — CLAIMS AGAINST REINSURERS
The Company shall, after it has paid any amount of ultimate net loss for which the Reinsurers may be liable under this Exhibit, submit to the Reinsurers a definite claim for such amount. If any subsequent losses shall be paid by the Company on account of the same accident or occurrence, additional claims hereunder shall be similarly made from time to time. Losses shall be due and payable by the Reinsurers within fifteen days after claim hereunder is proved.
All salvages, recoveries and payments recovered or received subsequent to a loss settlement under this Exhibit shall be applied as if recovered or received prior to the said settlement and all necessary adjustments shall be made by the parties hereto.
SECTION 10 — COMMUTATION
Within 48 months from the expiration of each annual period of this Contract the Company shall submit a statement to the Reinsurers listing amounts paid and reserved for all Workers’ Compensation claims under this Agreement. This statement shall form the basis of an agreed value for all such losses. The amounts of reserves contained therein shall be calculated in accordance with the following criteria:
1.	Mortality assumptions will be calculated from the latest available United States census tables as follows:

Survivor Benefits — Total Females

Disability Benefits — Total Males

2.	The annual interest discount percentage shall be an average (rounded to the nearest one-half percentage point) of the before-tax yields of the Company’s investment purchases for the three latest available calendar years.

3.	Remarriage expectations will be in accordance with the assumptions used by the National Council on Compensation Insurance in its statistical tables.

4.	For all future medical costs, and annuity calculation shall be based upon the Company’s evaluation of long term medical care and rehabilitation requirements, using an annual discount of 0% and an annual escalation of 0%.
The above criteria shall not apply to losses with future escalation of indemnity benefits as described below:
1.	Annuity values for “index-linked” benefits shall be calculated based upon an annual discount of 0% and an annual escalation of 0%.

2.	For “index-linked” benefits, remarriage expectations will not be used.
Except as may be mutually agreed for specific losses, these calculations shall be considered the final and agreed value of all known workers’ compensation losses for the applicable annual period of this Contract. A resulting payment, if any, shall be accepted by the Company in full settlement of the Reinsurers’ liability for all such losses. In the event that a workers’ compensation loss is not reported to the Company until after the Company’s statement has been submitted, immediate notice of such loss shall be given to the Reinsurers in order that an agreed present value may be determined.
SECTION 11 — TWO PERSON WARRANTY
No loss shall be recoverable unless at least two employees of one or more insureds are involved in the same accident or occurrence or series of accidents or occurrences originating from one event and the payments to at least two employees are more than $50,000 each. This Warranty does not apply to Employers Liability Coverage.
This Exhibit B is attached to and forms part of the Workers’ Compensation and General Liability Sixth Excess of Loss Reinsurance Contract issued to LIBERTY MUTUAL INSURANCE COMPANY, LIBERTY MUTUAL FIRE INSURANCE COMPANY, LIBERTY MUTUAL (BERMUDA) LTD., LIBERTY INSURANCE CORPORATION and LIBERTY NORTHWEST INSURANCE CORPORATION.
EE/tlh — 8/9/84

NUCLEAR INCIDENT EXCLUSION CLAUSE — PHYSICAL DAMAGE — REINSURANCE
(Wherever the word “Reassured” appears in this clause, it shall be deemed to read “Reassured”, “Reinsured”, “Company”, or whatever other word is employed throughout the text of the reinsurance agreement to which this clause is attached to designate the company or companies reinsured.)
     1. This Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.
     2. Without in any way restricting the operation of paragraph (1) of this Clause, this Reinsurance does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:
I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.	Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material.” and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.
     3. Without in any way restricting the operations of paragraphs (1) and (2) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate
(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)	where said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However on and after 1st January 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.
     4. Without in any way restricting the operations of paragraphs (1). (2) and (3) hereof, this Reinsurance does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.
     5. It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.
     6. The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954, or by any law amendatory thereof.
     7. Reassured to be sole judge of what constitutes:
(a)	substantial quantities, and

(b)	the extent of installation, plant or site.
12/12/57

NUCLEAR INCIDENT EXCLUSION CLAUSE — LIABILITY — REINSURANCE
(1)	This Agreement does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2)	Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this Agreement all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision.
I.	It is agreed that the policy does not apply under any liability coverage, to injury, sickness, disease, death or destruction with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies ( liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either
(a)	become effective on or after 1st May, 1960, or

(b)	become effective before that date and contain the Limited Exclusion Provision set out above;
provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(3)	Except for those classes of policies specified in clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this Agreement the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:
Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)
shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision.

It is agreed that the policy does not apply:
I.	Under any Liability Coverage, to injury, sickness, disease, death or destruction
(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.
II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision relating to immediate medical or surgical relief, to expenses incurred with respect to bodily injury, sickness, disease or death resulting from the hazardous properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage, to injury, sickness, disease, death or destruction resulting from the hazardous properties of nuclear material, if
(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the injury, sickness, disease, death or destruction arises out of the furnishing by an insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories or possessions or Canada, this exclusion (c) applies only to injury to or destruction of property at such nuclear facility.
IV.	As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or byproduct material; “source material”, “special nuclear material”, and “byproduct material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing byproduct material other than the tailings or wastes produced by the extraction or concentration of uranium or thorium from any ore processed primarily for its source material content and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means
(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling, processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste, and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material.

With respect to injury to or destruction of property, the word “injury” or “destruction” includes all forms of radioactive contamination of property.

V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which either
(a)	become effective on or after 1st May, 1960, or

(b)	become effective before that date and contain the Broad Exclusion Provision set out above;
provided this paragraph (3) shall not be applicable to
(i)	Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii)	statutory liability insurance required under Chapter 90, General Laws of Massachusetts, until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

It is further provided that original liability policies affording coverages described in this paragraph (3), (other than those policies and coverages described in (i) and (ii) above), which become effective before 1st May, 1960, and do not contain the Broad Exclusion Provision set out above, but which contain the Broad Exclusion Provision set out in N.M.A. 1118, shall be construed as if incorporating such portions of the Broad Exclusion Provision set out above as are more liberal to the holders of such policies.
(4)	Without in any way restricting the operation of paragraph (1) of this clause it is understood and agreed that original liability policies of the Reassured, for those classes of policies
(a)	described in Clause II of paragraph (2) effective before 1st June, 1958, or

(b)	described in paragraph (3) effective before 1st March, 1958, shall be free until their natural expiry dates or 1st June, 1963, whichever first occurs, from the application of the other provisions of this Clause.

(5)	Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions actually used on such policies by the Reassured; provided that if the Reassured shall fail to include such Exclusion Provisions in any such policy where it is legally permitted to do so, such policy shall be deemed to include such Exclusion Provisions.

LIBERTY MUTUAL INSURANCE COMPANY
LIBERTY MUTUAL FIRE INSURANCE COMPANY
LIBERTY MUTUAL (BERMUDA) LTD.
LIBERTY INSURANCE CORPORATION
LIBERTY NORTHWEST INSURANCE CORPORATION
WORKERS’ COMPENSATION AND GENERAL LIABILITY
SIXTH EXCESS OF LOSS REINSURANCE CONTRACT
INTERESTS AND LIABILITIES AGREEMENT
IT IS HEREBY MUTUALLY AGREED, by and between LIBERTY MUTUAL INSURANCE COMPANY and LIBERTY MUTUAL FIRE INSURANCE COMPANY, Boston, Massachusetts, LIBERTY MUTUAL (BERMUDA) LTD., Hamilton, Bermuda, LIBERTY INSURANCE CORPORATION a Delaware Corporation and LIBERTY NORTHWEST INSURANCE CORPORATION, Portland, Oregon (hereinafter called the “Company”) of the one part, and the undersigned Reinsurer (hereinafter called the “Reinsurer”) of the other part, that the Reinsurer shall have a 1.50% share in the Interests and Liabilities of the “Reinsurers” as set forth in the document attached hereto. The share of the Reinsurer shall be separate and apart from the shares of the other Reinsurers, and shall not be joint with those of the other Reinsurers, and the Reinsurer shall in no event participate in the Interests and Liabilities of the other Reinsurers.
The premium for this reinsurance shall be the Reinsurer’s percentage share of the premium provided under Article 3 of the attached document, and shall be payable as herein provided.
This Agreement shall be effective Midnight, December 31, 1983 and shall remain in full force unless terminated in accordance with the termination provisions of Article 14 of the attached document.
IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officers, have executed this Agreement as of the dates undermentioned.
At Boston, Massachusetts this 14th day of September, 1984, for and on behalf of:

LIBERTY MUTUAL INSURANCE COMPANY
LIBERTY MUTUAL FIRE INSURANCE COMPANY
LIBERTY MUTUAL (BERMUDA) LTD.
LIBERTY INSURANCE CORPORATION
LIBERTY NORTHWEST INSURANCE CORPORATION

BY:	/s/

TITLE: ASSISTANT SECRETARY
and at Princeton, New Jersey this 16th day of October, 1984, for and on behalf of:

ATLAS ASSURANCE COMPANY OF AMERICA by GRE-RE OF AMERICA CORPORATION

BY:	/s/

TITLE: Vice President
EE/tlh — 8/15/84

\

LIBERTY MUTUAL INSURANCE COMPANY
LIBERTY MUTUAL FIRE INSURANCE COMPANY
LIBERTY MUTUAL (BERMUDA) LTD.
LIBERTY INSURANCE CORPORATION
LIBERTY NORTHWEST INSURANCE CORPORATION
WORKERS’ COMPENSATION AND GENERAL LIABILITY
SIXTH EXCESS OF LOSS REINSURANCE CONTRACT
INTERESTS AND LIABILITIES AGREEMENT
IT IS HEREBY MUTUALLY AGREED, by and between LIBERTY MUTUAL INSURANCE COMPANY and LIBERTY MUTUAL FIRE INSURANCE COMPANY, Boston, Massachusetts, LIBERTY MUTUAL (BERMUDA) LTD., Hamilton, Bermuda, LIBERTY INSURANCE CORPORATION a Delaware Corporation and LIBERTY NORTHWEST INSURANCE CORPORATION, Portland, Oregon (hereinafter called the “Company”) of the one part, and the undersigned Reinsurer (hereinafter called the “Reinsurer”) of the other part, that the Reinsurer shall have a 3.75% share in the Interests and Liabilities of the “Reinsurers” as set forth in the document attached hereto. The share of the Reinsurer shall be separate and apart from the shares of the other Reinsurers, and shall not be joint with those of the other Reinsurers, and the Reinsurer shall in no event participate in the Interests and Liabilities of the other Reinsurers.
The premium for this reinsurance shall be the Reinsurer’s percentage share of the premium provided under Article 3 of the attached document, and shall be payable as herein provided.
This Agreement shall be effective Midnight, December 31, 1983 and shall remain in full force unless terminated in accordance with the termination provisions of Article 14 of the attached document.
IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officers, have executed this Agreement as of the dates undermentioned.
At Boston, Massachusetts this 14th day of September, 1984, for and on behalf of:

LIBERTY MUTUAL INSURANCE COMPANY
LIBERTY MUTUAL FIRE INSURANCE COMPANY
LIBERTY MUTUAL (BERMUDA) LTD.
LIBERTY INSURANCE CORPORATION
LIBERTY NORTHWEST INSURANCE CORPORATION

BY:	/s/;

TITLE: ASSISTANT SECRETARY
and at Indianapolis, Indiana this 4th day of October, 1984, for and on behalf of:

AMERICAN UNION INSURANCE COMPANY OF NEW YORK

BY:	/s/

TITLE: ASST. VICE PRESIDENT
EE/tlh — 8/15/84